Exhibit 99.2

February 5, 2019

East Hill Management Company, LLC

70 Main Street, Suite 300

Peterborough, NH 03458 USA

Attention:	Thomas M. Clay, authorized representative of the parties listed in Schedule I attached hereto (collectively, the “Purchasers”)

Dear Sir:

We refer to the letter addressed to the Board of Directors of Golden Queen Mining Co. Ltd. (the “Seller”) from the Purchasers and the non-binding term sheet for the purchase of the units of an indirect subsidiary of the Seller attached thereto as Exhibit A (the “First Term Sheet”) dated January 4, 2019 and filed with the U.S. Securities and Exchange Commission on EDGAR on January 7, 2019 as Schedule 13D/A. A concurrent filing with respect to the First Term Sheet was made with the applicable Canadian securities regulators on SEDAR on January 7, 2019 as an early warning report.

We are writing to propose a non-binding term sheet attached hereto as Exhibit A (the “Term Sheet”) with respect to the proposed acquisition by the Purchasers of all of the outstanding shares of Golden Queen Mining Holdings, Inc. (the “Company”) owned directly or indirectly by the Seller pursuant to the transaction (the “Proposed Transaction”) described in the Term Sheet. A binding agreement between the Purchasers and the Seller with regard to the Proposed Transaction will only occur when the parties have negotiated, approved, executed and delivered a mutually acceptable legally binding agreement (the “Definitive Agreement”). The parties agree to work together in good faith towards signing the Definitive Agreement by February 8, 2019.

We are prepared to work diligently with the Purchasers to effect the Proposed Transaction. If you are in agreement with the foregoing, we ask you to sign a duplicate copy of the attached Term Sheet and return it to us prior to 5:00PM (EST) on February 5, 2019. We look forward to working with you towards the successful completion of the Proposed Transaction.

Yours very truly,

Golden Queen Mining Co. Ltd.

By:	“Guy Le Bel”
	Name:	Guy Le Bel
	Title:	Chief Financial Officer

Schedule I

Purchasers

Estate of Landon Thomas Clay

Thomas M. Clay

Lavinia D. Clay

Cassius M.C. Clay

Landon H. Clay

Richard T. Clay

Jonathan Clay

James Clay

Clay Family 2009 Irrevocable Trust

LTC 2009 Irrevocable Trust

EHT, LLC

Monadnock Charitable Lead Annuity Trust dated May 31, 1996

Arctic Coast Petroleums, Ltd.

933 Milledge, LLC

Exhibit A

Term Sheet

(attached)

TERM SHEET FOR PURCHASE OF SHARES OF

GOLDEN QUEEN MINING HOLDINGS, INC.

February 5, 2019

This Term Sheet is not intended to be legally binding or to impose any obligation on the parties (except as provided under “Expenses,” “Confidentiality,” “Exclusivity” and “Governing Law” below) to negotiate definitive documentation or complete the transaction contemplated hereby (the “Proposed Transaction”). All dollar amounts, where not otherwise specified, are in US dollars.

Seller:	Golden Queen Mining Co. Ltd. (the “Seller”)

Seller Subsidiary:	Golden Queen Mining Canada Ltd. (the “Seller Subsidiary”)

Company:	Golden Queen Mining Holdings, Inc. (the “Company”) which directly holds a 50% interest in Golden Queen Mining Company, LLC (“LLC”)

Purchasers:

Lenders holding the outstanding 2016 Term Loan, as described on Schedule I (the “Purchasers by Loan”)

Certain holders of common shares of the Seller, as described on Schedule II (the “Purchasers by Shares”)

Cash purchasers, as described on Schedule III (the “Purchasers by Cash” and, together with the Purchasers by Loan and the Purchasers by Shares, the “Purchasers”)

Proposed Transaction:	The proposed transaction will be structured as an acquisition by the Purchasers of all of the shares of the Company (the “Acquired Assets”) held directly or indirectly by the Seller through the Seller Subsidiary and representing 100% of the Company’s equity capitalization (the “Proposed Transaction”). The Purchasers shall acquire only the Acquired Assets and not any other assets of the Seller or any Seller Subsidiary and shall not assume or be liable for any debt or other liabilities of the Seller or the Seller Subsidiary (except for that certain Second Amended and Restated Term Loan Agreement dated as of November 21, 2016, as amended (the “2016 Term Loan”) tendered as part of the Purchase Price below).

Purchase Price:

$39.15 million, subject to necessary adjustment, as follows:

1.    Purchasers by Loan shall tender and exchange all principal and interest due under the 2016 Term Loan, expected to be approximately $26.6 million on the Closing Date, and all warrants to acquire Seller’s Common Shares; the principal and interest due under the 2016 Term Loan is subject to increase in the event that the 2016 Term Loan is extended (see below).

2.    Purchasers by Shares shall tender and exchange 177,701,229 of the Seller’s Common Shares, having a value of approximately $8.3 million based on a 20-day OTCQX VWAP of $0.0465 per share as of January 31, 2019.

3.    Purchasers by Shares shall tender and exchange all outstanding options to acquire Seller’s Common Shares.

4.    Purchasers by Cash shall deliver to the Seller $4.25 million cash.

5.    If at any time prior to June 30, 2020, (a) the Purchasers sell, transfer or assign the shares of the Company; (b) the Company sells, transfers or assigns its 50% ownership interest in the LLC; or (c) the LLC sells, transfers or assigns its interest in the Soledad Mountain Project, and such action listed in clauses (a)-(c) results in aggregate net proceeds to or to the account of the Purchasers of at least $55 million, subject to certain adjustments to be agreed upon by the parties (e.g., additional capital provided by the Purchasers following the date of this Term Sheet) (the “Threshold Amount”), then the Purchasers shall pay to the Seller or as the Seller directs, an amount equal to 20% of the amount by which such net proceeds exceed the Threshold Amount (the “Contingent Payment”) within three business days of the Purchasers’ (or the LLC’s) receipt of such net proceeds; provided, however, that no Contingent Payment will be due as a result of any transaction among members of the Purchasers or their affiliates or as a result of any internal reorganization of the Purchasers or their affiliates.

For valuation purposes, the total consideration afforded by the Proposed Transaction to the Seller consists of the Purchase Price and the value of the resulting TSX-listed company with no majority shareholder and cash of approximately $4.25 million.

2016 Term Loan:	Seller may, by written notice to the Purchasers by Loan, extend until the Outside Extension Date, the due date for any payments falling due under the loan made under the 2016 Term Loan.

Outside Extension Date:	May 21, 2019 whereby all amounts owed under the 2016 Term Loan shall immediately become due and payable in full.

Go-Shop Period:	For a period from the effective date of the Definitive Agreement until April 1, 2019 (the “Go-Shop Period”), the Seller shall be free to solicit alternative purchase offers for all of the outstanding Common Shares of the Seller or substantially all of the assets of the Seller, the Seller Subsidiary, and the Company, including the units of the LLC. The mechanics of the determination of an alternative offer that is superior to that proposed by the Purchasers (a “Superior Offer”) and related procedural requirements shall be set out in the Definitive Agreement. The Purchasers shall have the right to match any Superior Offer in accordance with the terms and conditions set forth in the Definitive Agreement and in the event a Superior Offer is accepted by the Seller and the Definitive Agreement is terminated, a break fee of $1 million shall be payable to the Purchasers.

Shareholder Meeting:	Each of the Seller and the Board of Directors of the Seller (the “Board”) shall use its best efforts to hold a special meeting of Seller’s shareholders (the “Shareholder Meeting”) and to obtain the Required Shareholder Vote within 45 days of the expiry of the Go-Shop Period. Seller shall instruct its legal counsel and advisors, including proxy solicitors (if applicable), to use best efforts to prepare all materials required for such Required Shareholder Vote, including proxy circulars, formal valuations and fairness opinions, and to provide support for the Proposed Transaction, regardless of the progress of any alternative discussions within the Go-Shop Period.

Required Shareholder Vote:	Approval of the Proposed Transaction at the Shareholder Meeting by (i) the holders (including the Purchasers) of two-thirds of the Seller’s outstanding Common Shares, and (ii) a majority of Seller’s shareholders other than the Purchasers, voting in person or by proxy.

Formal Valuation and Fairness Opinion:	The Seller shall engage a third party valuator to provide a formal valuation and fairness opinion, the contents of which shall be disclosed in the proxy circular sent to its shareholders in accordance with applicable securities laws.

Board of Directors:

Immediately following the execution of the Definitive Agreement, Mr. Thomas M. Clay shall step down as Chairman and CEO of the Seller and shall resign from all Board, officer and managerial positions with the Seller, the Seller Subsidiary and the Company. If the Definitive Agreement is terminated for any reason, Mr. Thomas M. Clay shall be reinstated in his respective director, officer and managerial positions of the Seller, the Seller Subsidiary and the Company, as applicable.

Upon request of the Purchasers, each of the directors, officers, and managers of the Company and the LLC appointed by Seller shall resign effective at Closing.

Contractual and Regulatory Approvals:	The Seller and Purchasers shall obtain all necessary approvals and consents for the sale of the Acquired Assets to the Purchaser required from third parties to Seller’s material contracts and any court, regulatory or governmental authorities as may be required in connection with the Proposed Transaction, on terms and conditions satisfactory to the Seller and Purchasers, acting reasonably, including applicable securities law and TSX policies.

Conditions Precedent to Closing:

1.       All required consents and waivers from third parties, court, governmental authorities (including under FIRPTA) and regulators, including the TSX;

2.       Required Shareholder Vote;

3.       Approval from the Board of Directors (and Special Committee, as applicable) of the Seller and the Purchasers (as applicable); and

4.       Other conditions customary for transactions of this type being satisfied or waived by one or both of the Seller or Purchasers at or prior to Closing.

Due Diligence:	None

Closing Date:	On or before May 21, 2019

Taxes:	The Proposed Transaction shall be structured on a tax efficient basis for both the Seller and the Purchasers.

Expenses:	Each of the Purchasers and the Seller will be responsible for its own expenses incurred in connection with the Proposed Transaction, whether or not the Proposed Transaction is consummated.

Representations and Warranties:	Representations, warranties and indemnities of the Seller and the Purchasers customary for transactions of this type.

Covenants:	Covenants of the Seller and the Purchasers customary for transactions of this type.

Confidentiality:	This Term Sheet is confidential and shall not be disclosed by the Seller or the Purchasers, except to the extent the Purchasers or any of their affiliates determine, in consultation with their legal counsel, that such disclosure is required by applicable law or is otherwise appropriate in connection with any filing by the Purchasers or any of their affiliates with the Securities and Exchange Commission (the “SEC”) or any stock exchange rule applicable to the Purchasers or any of their affiliates, or with consent from the other party. With respect to any news release required to be filed by the Seller, the Seller shall provide the Purchasers with reasonable opportunity to review and comment prior to release.

Exclusivity:	Following the Go-Shop Period, Seller shall cease all negotiations with other parties concerning any potential acquisition of any shares of the Company, the LLC or the Company’s indirect ownership of the Soledad Mountain Project, no matter how structured, including by sale of all or any significant or controlling part of the shares of the Company, by sale or license of all or any significant part of the property and assets of the Company or LLC, or by any merger or other business combination involving the Seller or otherwise

Governing Law:	New York

Counterparts:	This Term Sheet may be executed in counterparts and when so executed will constitute one document, notwithstanding that the parties are not signatories to the same counterpart.

We are prepared to work diligently with the Purchasers to effect the Proposed Transaction described herein. If you are in agreement with the foregoing, we would ask you to sign a duplicate copy of this Term Sheet and return it to us prior to 5:00PM (EST) on February 5, 2019. We look forward to working with you towards the successful completion of the Proposed Transaction.

[Remainder of page left intentionally blank. Signature page follows.]

Yours very truly,

Golden Queen Mining Co. Ltd.

By:	“Guy Le Bel”
	Name:	Guy Le Bel
	Title:	Chief Financial Officer

Accepted, confirmed and agreed this 5th day of February, 2019

On behalf of the Purchasers

By:	“Thomas M. Clay”
	Name:	Thomas M. Clay
	Title:	Authorized Representative

Schedule I

Loan Balances as of February 5, 2019

	Balance	Interest through 2/5/19	Total

LTC 2009 Irrevocable Trust	$15,335,190.00	$537,941.63	$15,873,131.63

Clay Family 2009 Irrevocable	$3,39,810.00	$138,204.21	$4,078,014.21

EHT, LLC	$6,425,000.00	$225,381.94	$6,650,381.93

	$25,700,000	$901,527.78	$26,601,527.78

Schedule I

Estate of Landon T. Clay	108,499,796
Monadnock CLT	7,031,755
Thomas M. Clay	6,658,116
Arctic Coast Petroleums Ltd	807,250
EHT LLC	26,855,821
Jonathan Clay	3,683,413
933 Milledge, LLC	185,000
James Clay	118,400
Lavinia Clay	12,660,818
Lavinia Clay – IRA	4,663
Cassius M. C. Clay	1,465,398
Landon H. Clay	5,665,471
Richard T. Clay	4,065,328
Total	177,701,229

Schedule III

TBD LTC Family Entity	$3,187,500.00
TBD HC Family Entity	$1,062,500.00